BENESCH                                                 2300 BP America Building
FRIEDLANDER                                                    200 Public Square
COPLAN                                               Cleveland, Ohio  44114-2378
& ARONOFF                                                         (216) 363-4500
Attorneys At Law P.L.L.                                       Fax (216) 363-4588


Michael J. Meaney                                    Writer's Direct Dial Number
                                                                  (216) 363-4436

VIA MESSENGER

February 17, 1997

Mr. Robert W. Curtin
Maxus Investment Group
Suite 500
28601 Chagrin boulevard
Cleveland, OH  44122

         Re:    Maxus Income Fund, Maxus Equity Fund and
                Maxus Laureate Fund - Rule 24f-2 Notices

Dear Bob:

Enclosed are 24f-2 Notices for Maxus Income Fund, Maxus Equity Fund and Maxus Laureate Fund relating to the SEC filing fee for all shares sold during 1996. SEC Rule 24f-2 sets forth a procedure under which an investment company may register an indefinite number of securities and, after the end of the fiscal year, pay a fee based on the actual dollar amount of shares sold, less redemptions. These sales are required to be reported on these Notices.

Please have Richard sign the Notices and return them to me for filing together with two cashiers checks payable to the Securities and Exchange Commission in the amounts of $1,060.87 from Maxus Equity Fund and $427.95 from Maxus Laureate Fund.

In addition, please have Richard sign the enclosed Officer's Certificates which I need to support our legal opinions which must be filed with the SEC along with the Notices.

Very truly yours,


Michael J. Meaney
Enclosures